Exhibit 4.1

WARRANT AGREEMENT

This WARRANT AGREEMENT (“Warrant Agreement”) is entered into as of December 14, 2016, by and between TETRA Technologies, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., a federally chartered trust company (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), and warrants (each a “Warrant” or, collectively, the “Warrants”) entitling holders to purchase shares of Common Stock (the “Warrant Shares”);

WHEREAS, the shares of Common Stock and the Warrants will be sold in combination, with one warrant to purchase one share of Common Stock accompanying every two shares of Common Stock sold. The shares of Common Stock and the Warrants are immediately separable and will be issued separately;

WHEREAS, the Company has filed, with the Securities and Exchange Commission, a registration statement on Form S-3 (Registration No. 333-310335), as amended (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”), of, among other securities, the Warrants and the Warrant Shares;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form, terms and provisions of the Warrants, including the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the legally valid and binding obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    APPOINTMENT OF WARRANT AGENT.

The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Warrant Agreement (and no implied terms or conditions).

2.    WARRANTS.

(a)    Book-Entry Warrant Certificates. The Warrants shall initially be issuable in book-entry registration only and evidenced by one or more warrant certificates in global form (the “Book-Entry Warrant Certificates”). All of the Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with the Depository Trust Company (“Depository”) and registered in the name of Cede & Co., as nominee of the Depository. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depository or its nominee for each Book-Entry Warrant Certificate or (ii) institutions that have accounts with the Depository (such institutions, with respect to a Warrant in its account, each a “Participant”). If the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to each Holder a warrant certificate in substantially the form of Exhibit A hereto (a “Warrant Certificate”), the provisions of which are incorporated herein and signed by, or bear the facsimile signature of, an authorized signatory. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(b)    Effect of Countersignature. Unless and until countersigned by the Warrant Agent by facsimile or electronic signature pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

(c)    Registration.

(i)    Warrant Register. The Warrant Agent shall maintain a register (the “Warrant Register”) for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with the written instructions delivered to the Warrant Agent by the Company.

(ii)    Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (“Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

(d)    Terms and Exercise of Warrants.

(i)    Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $5.75 per share of Common Stock, subject to the adjustments provided in Section 4 hereof. The term “Warrant Price” as used in this Warrant Agreement refers to the price per whole share at which shares of Common Stock may be purchased at the time such Warrant is exercised.

(ii)    Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the date of original issuance and terminating at 5:00 p.m., New York City time, on December 14, 2021 (five years following the closing date of the Public Offering) (“Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date. Subject to Section 10(h), the Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide notice of not less than 20 days to Registered Holders of such extension and that such extension shall be identical in duration among all of the then outstanding Warrants.

(iii)    Exercise of Warrants.

(A)    Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it at the office of the Warrant Agent (or its successor) designated for such purposes (or, in the case of a global Book-Entry Certificate, properly delivered by the Participant in accordance with the Depository’s procedures), currently being:

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Attention: Client Administration Corporate Actions

with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States (or pursuant to the cashless exercise procedure specified in Section 2(d)(iv) below, if such cashless exercise procedure is applicable), by certified or bank cashier’s check payable to the order of the Warrant Agent or by wire transfer to the Warrant Agent’s bank account designated by it, the Warrant Price for each whole Warrant Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Warrant Shares, and the issuance of the Warrant Shares. The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by the Company.

(B)    Fractional Shares. Notwithstanding any provision to the contrary contained in this Warrant Agreement, the Company shall not be required to issue any fraction of a Warrant Share in connection with the exercise of Warrants, and in any case where the Registered Holder would be entitled under the terms of the Warrants to receive a fraction of a Warrant Share upon the exercise of such Registered Holder’s Warrants, issue or cause to be issued only the largest whole number of Warrant Shares issuable on such exercise (and such fraction of a Warrant Share will be disregarded); provided, that if more than one Warrant Certificate is presented for exercise at the same time by the same Registered Holder, the number of whole Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares issuable on exercise of all such Warrants.

(C)    Reliance by Warrant Agent. Whenever a payment for fractional Warrants Shares is to be made by the Warrant Agent hereunder, the Company shall (i) promptly prepare and deliver to the Warrant Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Warrant Agent in the form of fully collected funds to make such payments. The Warrant Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of, any payment for fractional Warrant Shares under any section of this Warrant Agreement relating to the payment of fractional Warrant Shares unless and until the Warrant Agent shall have received such a certificate and sufficient monies.

(iv)    Cashless Exercise. If an effective registration statement is available for the issuance of the Warrant Shares (as determined by the Company in its sole discretion), then the Warrants may only be exercised, in whole or in part, at such time by means of a cash exercise specified in Section 2(d)(iii)(A). If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Registered Holders (as determined by the Company in its sole discretion), then the Warrants may only be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Registered Holders shall be entitled to receive that number of Warrant Shares equal to the quotient obtained by dividing (A-B) (X) by (A), where:

(A) =	the quotient of (x) the sum of the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ‘‘TTI <equity> AQR’’ (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the VWAP Trading Day for each of the ten (10) VWAP Trading Days immediately preceding the date on which a Registered Holder elects to exercise the Warrant and “cashless exercise” applies (or if such volume weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company; the volume-weighted average price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours), divided by (y) ten (10).

(B) =	the then applicable Warrant Price of the Warrant; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of such Warrant in accordance with the terms of the Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

(v)    As used herein,

“VWAP Trading Day” means a day on which (i) there is no VWAP Market Disruption Event (as defined below) and (ii) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the other principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock (or any other security for which a daily volume-weighted average price must be determined) is not so listed or traded, then “VWAP Trading Day” means a “Business Day.”

“VWAP Market Disruption Event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) on any scheduled VWAP Trading Day for the Common Stock, the occurrence or existence prior to 1:00 p.m., New York City time, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.

The Company will be responsible for determining whether cashless exercise applies to a Warrant exercise and will notify the Warrant Agent if it does. The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Section to calculate, the number of Warrant Shares issuable in connection with the cashless exercise. The number of shares of Common Stock to be issued on such exercise will be determined by the Company (with written notice thereof to the Warrant Agent) using the formula set forth in Section 2(d)(iv), and the Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of shares of Common Stock to be issued on such exercise, pursuant to Section 2(d)(iv), is accurate or correct. The Warrant Agent will promptly return the Warrant Price paid by the Registered Holder in the event a cashless exercise applies.

(vi)    Issuance of Certificates. No later than three (3) Business Days following the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the Registered Holder of such Warrant a certificate or certificates representing (or deliver electronically through the facilities of the Depository Trust Corporation) the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrant shall not have been exercised or surrendered in full (provided that the Registered Holder has delivered the original physical Warrant Certificate to the Warrant Agent, which delivery shall not include delivery of a notice from the Depository of the transfer or exercise of Warrants in the form of a global Book-Entry Warrant Certificate), a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised or surrendered. If fewer than all of the Warrants evidenced by a global Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each global Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful. In the event such exercise would be unlawful with respect to a Registered Holder in any state, the Registered Holder shall not be entitled to exercise such Warrants and such Warrants may have no value and expire worthless.

The Warrant Agent shall have no obligation under this Warrant Agreement to calculate, the aforementioned quotient. The number of shares of Common Stock to be issued on such cashless exercise will be determined by the company (with written notice thereof to the Warrant Agent) using the formula set forth above and the Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of shares of Common Stock to be issued on such exercise, pursuant to written agreement, is accurate or correct.

(vii)    Valid Issuance. All shares of Common Stock issued upon the proper exercise or surrender of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and non-assessable.

(viii)    Date of Issuance. Each person or entity in whose name any such certificate for shares of Common Stock is issued or to whom shares of Common Stock are credited to such person’s or entity’s account at the Depository shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate or the date such shares of Common Stock are credited to such person’s or entity’s account, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.    ADJUSTMENTS.

(a)    Stock Dividends, Splits. If, after the date hereof the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or otherwise affected by a forward or reverse split of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased or decreased in proportion to such increase or decrease in outstanding shares of Common Stock.

(b)    Aggregation of Shares. If, after the date hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)    Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 3(a) and 3(b) above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (a) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (b) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(d)    Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant (each, an “Adjustment Event”), the Company shall give reasonable written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 3(a), 3(b) or 3(c), the Company shall give written notice to each Registered Holder, at the last address set forth for such Registered Holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event. The Warrant Agent shall have no obligation under any Section of this Warrant Agreement to determine whether an Adjustment Event has occurred or to calculate any of the adjustments set forth herein.

(e)    Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 3, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Warrant Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

(f)    Calculations. All calculations under this Section 3 shall be made by rounding to the nearest cent or 1/100th of a share, as applicable.

4.    RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 3 above, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of any Warrant, then, in each such case, each Registered Holder shall be entitled to participate in such Distribution to the same extent that such Registered Holder would have participated therein if such Registered Holder had held the number of shares of Common Stock acquirable upon complete exercise of any Warrant (without regard to any limitations or restrictions on exercise of any Warrant) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

5.    FUNDAMENTAL TRANSACTIONS.

(a)    Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant Agreement in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Registered Holder, including agreements to deliver to the Registered Holder in exchange for any Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to such Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of any Warrant (without regard to any limitations on the exercise of any Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of the Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under the Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Registered Holder confirmation that there shall be issued upon exercise of the Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 3 above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to the applicable Fundamental Transaction, such shares of publicly traded common stock or equivalent equity security of the Successor Entity (including its Parent Entity) which the Registered Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of the Warrant), as adjusted in accordance with the provisions of this Warrant Agreement. Notwithstanding the foregoing, the Registered Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 5(a) to permit the Fundamental Transaction without the assumption of this Warrant Agreement. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Registered Holder will thereafter have the right to receive upon an exercise of the Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 3 above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares, stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) (collectively, the “Corporate Event Consideration”) which the Registered Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of the Warrant).

(b)    Change of Control Provisions.

(i)    Holder Optional Change of Control Provisions. Notwithstanding the foregoing and the provisions of Section 5(a) above, at the request of the Registered Holder delivered at any time commencing on the earliest to occur of (A) the public disclosure of any Change of Control, (B) the consummation of any Change of Control and (C) the Registered Holder of the Warrant first becoming aware of any Change of Control through the date that is ninety (90) days after the public disclosure of the consummation of such Change of Control by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Company or the Successor Entity (as the case may be) shall exchange the Warrant for consideration equal to the Holder Black Scholes Value of such portion of the Warrant subject to exchange (collectively, the “Aggregate Holder Black Scholes Value”) in the form of, at the Company’s election (such election to pay in cash or by delivery of the Rights (as defined below), a “Consideration Election”), either (I) rights (collectively, the “Rights”), convertible in whole, or in part, at any time, without the requirement to pay any additional consideration, at the option of the Registered Holder, into such Corporate Event Consideration applicable to such Change of Control equal in value to the Aggregate Holder Black Scholes Value (with the aggregate number of Successor Shares (as defined below) issuable upon conversion of the Rights to be determined in increments of 10% of the portion of the Aggregate Holder Black Scholes Value attributable to such Successor Shares (the “Successor Share Value Increment”), with the aggregate number of Successor Shares issuable upon exercise of the Rights with respect to the first Successor Share Value Increment determined based on 95% of the Closing Bid Price of the Successor Shares on the date the Rights are issued and on each of the nine (9) subsequent VWAP Trading Days, in each case, the aggregate number of additional Successor Shares issuable upon exercise of the Rights shall be determined based upon a Successor Share Value Increment at 95% of the Closing Bid Price of the Successor Shares in effect for such corresponding VWAP Trading Day (such ten (10) VWAP Trading Day period commencing on, and including, the date the Rights are issued, the “Rights Measuring Period”), or (II) in cash, subject to the last sentence of this section; provided, that the Company shall not consummate a Change of Control if (x) the Corporate Event Consideration includes capital stock or other equity interests (the “Successor Shares”) either in an entity that is not listed on an Eligible Market or an entity in which the daily share volume for the applicable Successor Shares for each of the twenty (20) VWAP Trading Days prior to the date of consummation of such Change of Control is less than the aggregate number of Successor Shares issuable to the Registered Holder upon conversion in full of the applicable Rights (without regard to any limitations on conversion therein, assuming the exercise in full of the Rights on the date of issuance of the Rights and assuming the Closing Bid Price of the Successor Shares for each VWAP Trading Day in the Rights Measuring Period is the Closing Bid Price on the VWAP Trading Day ended immediately prior to the time of consummation of the Change of Control) and (y) the Company shall not have properly elected in accordance with this Section 5(b) to pay the applicable Holder Black Scholes Value to the Registered Holder in cash. The Company shall give the Registered Holder written notice of each Consideration Election at least twenty (20) VWAP Trading Days prior to the time of consummation of such Change of Control. Payment of such amounts or delivery of the Rights, as applicable, shall be made by the Company (or at the Company’s direction) to the Registered Holder on the later of (x) the second (2nd) VWAP Trading Day after the date of such request and (y) the date of consummation of such Change of Control (or, with respect to any Right, if applicable, such later time that holders of Common Stock are initially entitled to receive Corporate Event Consideration with respect to the shares of Common Stock of such holder). Any Corporate Event Consideration included in the Right, if any, pursuant to this Section 5(b)(i) is pari passu with the Corporate Event Consideration to be paid to holders of shares of Common Stock, and the Company shall not permit a payment of any Corporate Event Consideration to the holders of shares of Common Stock without on or prior to such time delivering the Right to the Registered Holder hereunder. The Company shall not include cash in any Corporate Event Consideration (whether payable to the holders of shares of Common Stock or pursuant to the Right, as applicable) or pursuant to clause (II) above, if the Senior Indebtedness or amounts thereunder are then outstanding, unless the Senior Indebtedness has first been satisfied (including, without limitation, by the Company’s election to repay or redeem such Senior Indebtedness and, in the case of a revolving credit facility, all commitments having been terminated or expired, and all letters of credit issued thereunder having expired or been terminated without any pending draw thereunder) or consents or waivers for such cash have been granted thereunder.

(ii)    Company Optional Change of Control Redemption. Notwithstanding the foregoing and the provisions of Section 5(a) above, the Company shall have the right, with prior written notice delivered to the Registered Holder, not more than twenty (20) VWAP Trading Days and not less than ten (10) VWAP Trading Days prior to the time of consummation of the Change of Control, to redeem all, but not less than all, of the Warrant at a price in cash equal to the Company Black Scholes Value for the Warrant. Payment of such amounts shall be made by the Company (or at the Company’s direction) to the Registered Holder on the date of consummation of such Change of Control (the “Redemption Date”). Notwithstanding anything herein to the contrary, at any time prior to the later of (x) the time such Company Black Scholes Value has been paid in full to the Registered Holder in cash and (y) the Redemption Date, the Warrant may be exercised, in whole or in part, by the Registered Holder into shares of Common Stock pursuant to Section 2 and the Company Black Scholes Value to be paid on the Redemption Date shall be adjusted accordingly. For the avoidance of doubt, (A) if both the Company and the Registered Holder elect to effect a redemption pursuant to this Section 5(b), the redemption pursuant to Section 5(b)(i) shall govern such Change of Control and (B) the Company may only elect to effect a redemption pursuant to this Section 5(b)(ii) if the Company Black Scholes Value is to be paid in cash.

(c)    Application. The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied as if the Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of the Warrant.

6.    NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Restated Certificate of Incorporation, Amended and Restated Bylaws or other organizational documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Registered Holder. Without limiting the generality of the foregoing, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant. Notwithstanding anything herein to the contrary, if after the sixty (60) calendar day anniversary of the Issuance Date, the Registered Holder is not permitted to exercise this Warrant in full for any reason, the Company shall use its best efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to permit such exercise into shares of Common Stock.

7.    TRANSFER AND EXCHANGE OF WARRANTS.

(a)    Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, duly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time at the Company’s expense and upon the Company’s written request.

(b)    Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants.

(c)    Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a Warrant.

(d)    Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

(e)    Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant

Agreement, the Warrants required to be issued pursuant to the provisions of this Section 7, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

8.    OTHER PROVISIONS RELATING TO RIGHTS OF REGISTERED HOLDERS OF WARRANTS.

(a)    No Rights as Stockholder. Except as provided in Section 4 with respect to rights to distributions, a Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to exercise any preemptive rights, to vote or to consent on any matter, or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

(b)    Lost, Stolen Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone. The Company or the Warrant Agent may request reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto and an open penalty surety bond satisfactory to it and holding the Warrant Agent and the Company harmless, absent notice to the Warrant Agent that such certificates have been acquired by a bona fide purchaser. The Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.

(c)    Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement. The Company will take all such commercially reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed.

9.    CONCERNING THE WARRANT AGENT AND OTHER MATTERS.

(a)    Payment of Taxes. The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company and the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

(b)    Resignation, Consolidation, or Merger of Warrant Agent.

(i)    Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company. In the event a transfer agency relationship in effect between the Company and the Warrant Agent terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties under this Warrant Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Registered Holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the Registered Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be an entity organized and existing under the laws of the United States, in good standing, and be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

(ii)    Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than thirty (30) days before the effective date of any such appointment. The Company shall provide notice to the Registered Holders of the Warrants of such appointment.

(iii)    Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act on the part of the Company or the Warrant Agent.

(c)    Fees and Expenses of Warrant Agent. The Company agrees to pay to the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and, from time to time, on demand of the Warrant Agent, to reimburse the Warrant Agent for all of its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Warrant Agreement and the exercise and performance of its duties hereunder.

(d)    Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

(e)    Liability of Warrant Agent.

(i)    Reliance on Company Statement. Whenever, in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved, established or any ambiguity be clarified by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved, established or clarified by a statement signed by an officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered by it pursuant to the provisions of this Warrant Agreement.

(ii)    Indemnity. The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses, damages, judgment, fine, penalty, demand or settlement, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses, damages, judgment, fine, penalty, demand or settlement incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction) for any action taken, suffered, or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Warrant Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder.

(f)    Actions upon Instructions. From time to time, the Company may provide the Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time, the Warrant Agent may apply to any officer of the Company for instruction, and may consult with legal counsel for the Warrant Agent or the Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Warrant Agreement. The Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by the Warrant Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company. The Warrant Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Warrant Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing.

(g)    Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 3 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and non-assessable.

(h)    Damages. Notwithstanding anything in this Warrant Agreement to the contrary, any liability of the Warrant Agent under this Warrant Agreement shall be limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Neither party to this Warrant Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Warrant Agreement or for any consequential, indirect, punitive, special or incidental damages, including, without limitation, lost profits arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

(i)    Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control, including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

(j)    Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions expressly herein set forth. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any owner or holder of a Warrant. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of a Warrant with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(k)    Freedom to Trade in Company Securities. Subject to the United States securities laws prohibiting the trading in securities while in possession of material non-public information, the Warrant Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for the Company or for any other Person.

(l)    Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company, to the holders of the Warrants or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

(m)    No Risk of Own Funds. No provision of this Warrant Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(n)    Compliance with Law. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the SEC or this Warrant Agreement, including without limitation obligations under applicable regulation or law.

(o)    Guaranty of Signature. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(p)    Survivability. The provisions under this Section 9 shall survive the expiration of the Warrant and the termination of this Warrant Agreement and the resignation, replacement or removal of the Warrant Agent.

10.    MISCELLANEOUS PROVISIONS.

(a)    Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Registered Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Warrant Agreement, including the fees for services agreed upon by the parties, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

(b)    Successors. All of the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

(c)    Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the Registered Holder of any Warrant to or on the Company shall be sufficiently made if in writing and delivered by hand or sent by first-class mail, postage prepaid, or by overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

TETRA Technologies, Inc.

24955 Interstate 45 North

The Woodlands, TX 77380

Attn: Corporate Secretary

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Registered Holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently made if in writing and delivered by hand or sent by first-class mail, postage prepaid, or by overnight courier service, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Attention: Client Administration Corporate Actions

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Company or the Warrant Agent to a Registered Holder hall be sufficiently made if in writing and delivered by hand or sent by first-class mail, postage prepaid or by overnight courier service, addressed to such Registered Holders addressed to such holder at the address set forth for such Registered Holder in the Warrant Register.

(d)    Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

(e)    Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent at the offices of the Warrant Agent designated for such purposes, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such Registered Holder to submit his, her or its Warrant for inspection.

(f)    Counterparts - Facsimile Signatures. This Warrant Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures or signatures transmitted electronically shall constitute original signatures for all purposes of this Warrant Agreement.

(g)    Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

(h)    Amendments. This Warrant Agreement and any Warrant Certificate may be amended by the parties hereto by executing a supplemental warrant agreement, without the consent of any of the Registered Holders, for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or therein, or making any other provisions with respect to matters or questions arising under this Warrant Agreement or any Warrant Certificate that is not inconsistent with the provisions of this Warrant Agreement or the Warrant Certificates, (ii) evidencing the succession of another entity to the Company and the assumption by any such successor of the covenants of the Company contained in this Warrant Agreement and the Warrants, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the Company for the benefit of the Registered Holders or surrendering any right or power conferred upon the Company under this Warrant Agreement, or (v) amending this Warrant Agreement and the Warrants in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Registered Holders in any material respect. All other modifications or amendments to this Warrant Agreement, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may extend the duration of the Exercise Period in accordance with Section 2(d)(ii) without such consent. Notwithstanding anything in this Warrant Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Warrant Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Warrant Agreement. No supplement or amendment to this Warrant Agreement shall be effective unless duly executed by the Warrant Agent.

(i)    Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable; provided, however, that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.

(j)     Governing Law. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant Agreement shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule

(whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 10(c) and agrees that such service shall constitute good and sufficient service of process and notice thereof. If service of process is effected pursuant to the preceding sentence, such service will be deemed sufficient under New York law and the Company shall not assert otherwise. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Registered Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Registered Holder or to enforce a judgment or other court ruling in favor of the Registered Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11.    ENTIRE AGREEMENT. This Warrant Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements by and between the parties hereto with respect thereto, whether written, oral or otherwise.

12.    CERTAIN DEFINITIONS. For purposes of this Warrant Agreement, the following terms shall have the following meanings:

(a)    “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b)    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the shares having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(c)    “Bloomberg” means Bloomberg, L.P.

(d)    “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)    “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its direct or indirect, wholly-owned subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its subsidiaries.

(f)    “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder. All such determinations shall be appropriately adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions during such period.

(g)    “Common Stock” means the Company’s common stock, par value $0.01 per share.

(h)    “Company Black Scholes Value” means the value of the unexercised portion of this Warrant remaining on the applicable Redemption Date, which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (1) the highest Closing Sale Price of the Common Stock during the period beginning on the VWAP Trading Day immediately preceding the announcement of the applicable Change of Control (or the consummation of the applicable Change of Control, if earlier) and ending on such Redemption Date and (2) the sum of the price per share being offered in cash in the applicable Change of Control (if any) plus the value of the non-cash consideration being offered in the applicable Change of Control (if any), (ii) a strike price equal to the Exercise Price in effect on the Redemption Date, (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of the applicable Warrant as of the Redemption Date and (2) the remaining term of the applicable Warrant as of the Redemption Date, (iv) a zero cost of borrow and (v) an expected volatility equal to 60%.

(i)    “Credit Agreement” means the Credit Agreement, dated as of June 27, 2006 among the Company and certain of its subsidiaries, as Borrowers; the Lenders from time to time party thereto; JP Morgan Chase Bank, N.A., as Administrative Agent; Bank of America, National Association and Wells Fargo Bank, N.A., as Syndication Agents; Comerica Bank, as Documentation Agent and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as Co-Lead Arrangers and Co-Bookrunners, as such agreement may be amended, restated, supplemented, modified, refinanced or replaced from time to time.

(j)    “Eligible Market” means the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the Principal Market.

(k)    “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise (other than CSI Compressco LP and its subsidiaries), in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X and exclusive of CSI Compressco LP) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding, or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the date of this Warrant calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction; provided, however, that any of the foregoing transactions solely by or among the Company and its wholly-owned subsidiaries shall not be a Fundamental Transaction.

(l)    “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(m)    “Holder Black Scholes Value” means the value of the unexercised portion of the applicable Warrant remaining on the date of the Registered Holder’s request pursuant to Section 5(b), which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (1) the highest Closing Sale Price of the Common Stock during the period beginning on the VWAP Trading Day immediately preceding the announcement of the applicable Change of Control (or the consummation of the applicable Change of Control, if earlier) and ending on the VWAP Trading Day of the Registered Holder’s request pursuant to Section 5(b) and (2) the sum of the price per share being offered in cash in the applicable Change of Control (if any) plus the value of the non-cash consideration being offered in the applicable Change of Control (if any), (ii) a strike price equal to the Exercise Price in effect on the date of the Registered Holder’s request pursuant to Section 5(b), (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of the applicable Warrant as of the date of the Registered Holder’s request pursuant to Section 5(b) and (2) the remaining term of the applicable Warrant as of the date of consummation of the applicable Change of Control or as of the date of the Registered Holder’s request pursuant to Section 5(b) if such request is prior to the date of the consummation of the applicable Change of Control, (iv) a zero cost of borrow and (v) an expected volatility equal to 60%.

(n)    “Note Purchase Agreement” means that certain Amended and Restated Note Purchase Agreement, dated July 1, 2016, between the Company and GSO Tetra Holdings LP, as it may be amended from time to time.

(o)    “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(p)    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(q)    “Principal Market” means The New York Stock Exchange.

(r)    “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(s)    “Senior Indebtedness” means, collectively, the Note Purchase Agreement and the Credit Agreement.

(t)    “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(u)    “Successor Entity” means the Person (or, if so elected by the Registered Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Registered Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant Agreement to be duly executed as of the date first set forth above.

TETRA TECHNOLOGIES, INC.

By:	/s/ Elijio V. Serrano
	Name:	Elijio V. Serrano
	Title:	Senior Vice President and Chief
Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Neda Sheridan
	Name:	Neda Sheridan
	Title:	Vice President

EXHIBIT A

[FORM OF WARRANT CERTIFICATE]

[UNLESS THIS GLOBAL WARRANT CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO ON THE REVERSE HEREOF.

ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS GLOBAL WARRANT CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE WARRANT AGREEMENT (THE “WARRANT AGREEMENT”) DATED AS OF DECEMBER 14, 2016 BETWEEN TETRA TECHNOLOGIES, INC. AND COMPUTERSHARE TRUST COMPANY, N.A., SOLELY IN ITS CAPACITY AS WARRANT AGENT. BY ACCEPTING DELIVERY OF THE SECURITIES REPRESENTED BY THIS GLOBAL WARRANT CERTIFICATE, ANY TRANSFEREE SHALL BE DEEMED TO HAVE AGREED TO BE BOUND BY THE WARRANT AGREEMENT AS IF THE TRANSFEREE HAD EXECUTED AND DELIVERED THE WARRANT AGREEMENT.

EXERCISABLE ON OR AFTER DECEMBER 14, 2016

AND UNTIL 5:00 P.M. (NEW YORK TIME) ON THE EXPIRATION DATE]1

WARRANT CERTIFICATE

NUMBER [●]	Warrant to Purchase [●] Shares

(THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO

5:00 P.M. NEW YORK CITY TIME, FIVE YEARS

FROM THE DATE OF ORIGINAL ISSUANCE)

TETRA TECHNOLOGIES, INC.

[1]	Insert for Global Warrant Certificate

CUSIP 88162F 113

WARRANT

THIS WARRANT CERTIFIES THAT, for value received [●], or registered agents, is the registered holder of a Warrant or Warrants (the “Warrant”) expiring on a date which is five years from the original date of issuance on December 14, 2016, to purchase [●] fully paid and non-assessable shares of common stock, par value $0.01 per share (the “Shares”), of TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), for each Warrant evidenced by this Warrant Certificate. This Warrant Certificate is subject to and shall be interpreted under the terms and conditions of the Warrant Agreement (as defined below).

The Warrant entitles the holder thereof to purchase from the Company, commencing upon the original issuance of the Warrant on December 14, 2016, such number of Shares at the price of $5.75 per share (the “Warrant Price”), upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of Computershare Trust Company, N.A. (the “Warrant Agent”), such payment to be made by check made payable to the Warrant Agent or by wire transfer to the Warrant Agent’s bank account designated by it (or pursuant to the cashless exercise procedure specified in Section 2(d)(iii) of the Warrant Agreement, if such cashless exercise procedure is applicable, but only subject to the conditions set forth herein and in the Warrant Agreement, dated December 14, 2016, between the Company and the Warrant Agent (the “Warrant Agreement”). In the event of any conflict between the terms of this Warrant Certificate and the terms of the Warrant Agreement, the terms of the Warrant Agreement shall govern. The Warrant Agreement provides that, upon the occurrence of certain events, the Warrant Price and the number of Warrant Shares purchasable hereunder, set forth on the face hereof, may be adjusted, subject to certain conditions. The term Warrant Price as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised.

This Warrant will expire on the date first referenced above if it is not exercised prior to such date by the registered holder pursuant to the terms of the Warrant Agreement or if it is redeemed by the Company prior to such date as described below.

No fraction of a Share will be issued upon any exercise of a Warrant. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a Share, the Company will, upon exercise, issue or cause to be issued only the largest whole number of Shares issuable on such exercise (and such fraction of a Share will be disregarded).

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder(s) hereof or its assignee(s) a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder(s) hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder(s) as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof, of any distribution to the registered holder(s), and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Except as provided in the Warrant Agreement, this Warrant does not entitle the registered holder(s) to any of the rights of a stockholder of the Company.

[The reminder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, the undersigned have caused this [Global] Warrant Certificate to be executed as of the date set forth below.

TETRA TECHNOLOGIES, INC.

By:
NAME:
TITLE:

DATED:

COUNTERSIGNED:

COMPUTERSHARE TRUST COMPANY, N.A.

BY:
AUTHORIZED OFFICER

[Signature page to [Global] Warrant Certificate]

[REVERSE OF CERTIFICATE]

SUBSCRIPTION FORM

TO BE EXECUTED BY THE REGISTERED HOLDER(S) IN ORDER TO EXERCISE WARRANTS

1.    The undersigned hereby elects to purchase [●] Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

2.    Unless the Warrant Shares will be delivered electronically via DWAC, please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

and deliver the physical certificate representing said Warrant Shares to the following address:

If the Warrant Shares will be delivered electronically via DWAC, please issue them to the following account:

•	Name of DTC Participant:

•	DTC Participant Number:

•	Name of Account at DTC Participant to be credited with the Warrant Shares:

•	Account Number at DTC Participant to be credited with the Warrant Shares:

Name of Investing Entity

Signature of Authorized Signatory of Investing Entity

Name of Authorized Signatory

Title of Authorized Signatory

Date

Tax Identification Number(s)

[Warrant Shares Exercise Log][2]

[Date]	Number of Warrant Shares Available to be Exercised]	Number of Warrant Shares Exercised]	Number of Warrant Shares Remaining to be Exercised]

[2]	Insert for Global Warrant Certificate

ASSIGNMENT

TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO ASSIGN WARRANTS

For Value Received, [●] hereby sell(s), assign(s), and transfer(s) unto

(PLEASE TYPE OR PRINT NAME(S) AND ADDRESS(ES))

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER(S))

and to be delivered to

(PLEASE PRINT OR TYPE NAME(S) AND ADDRESS(ES))

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER(S))

the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint [●]Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:

(SIGNATURE(S))

NOTICE: THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:

By

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).